UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

December 9, 2011

CHINA RECYCLING ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-12536	90-0093373

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12/F, Tower A
Chang An International Building
No. 88 Nan Guan Zheng Jie
Xi An City, Shan Xi Province
China 710068
 (Address of principal executive offices, including zip code)

(86-29) 8769-1097
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement

On December 9, 2011, China Recycling Energy Corporation (the “Company”), China Cinda (HK) Asset Management Co., Ltd, a company organized under the laws of the Hong Kong Special Administrative Region of China (“Cinda”) and Mr. Guohua Ku, the Chairman, CEO and a major shareholder of the Company entered into a Supplemental Agreement (the “Supplemental Agreement”) to the Notes Purchase Agreement (the “Note Agreement”) which was dated August 18, 2010 and disclosed in the Form 8-K filed on August 20, 2010.

Under the terms of the Supplemental Agreement, the Company and Cinda have agreed to terminate their respective obligations to sell and purchase the second tranche of convertible note under the Note Agreement which has a principal amount equal to the US Dollar equivalent of RMB 50 million.  The Company and Cinda also agreed that the Company will redeem the  outstanding convertible note at the amount equivalent to RMB 25 million each (the "Redemption Principal Amount") on December 30, 2011 and November 30, 2012, respectively (each as "Redemption Date" and together the "Redemption Dates"), plus accrued interest at eighteen percent (18%) per annum (the "Redemption Interest Rate") up to the applicable Redemption Date, minus any interest already accrued and paid (together with the Redemption Principal Amount, the "Redemption Price").  For any default in payment of the Redemption Price, the interest rate on the Redemption Principal Amount will be the Redemption Interest Rate plus an additional five percent (5%) per annum and due on demand. The interest on the Redemption Principal Amount due on November 30, 2012 (the "Second Redemption Principal Amount") will accrue at a rate of eighteen percent (18%) per annum and should be payable by the Company on June 20, 2012.

On December 9, 2011,  Mr. Ku executed a Certificate For Additional Collateral to pledge additional 1.5 million shares of the common stock of the Company that he owns as collateral to Cinda  to secure the unpaid note.

In addition, on December 9, 2011, Xi’an TCH Energy Technology Co., Ltd. (“Xi’an TCH”), a wholly-owned subsidiary of the Company and China Jingu International Trust Co. Ltd. (“Jingu”), an affiliate of Cinda also entered into a Supplemental Agreement (the “Jingu Agreement”) to the Capital Trust Loan Agreement (“Trust Loan Agreement”) which was dated August 18, 2010 and disclosed in the Form 8-K filed on August 20, 2010.

Under the terms of the Jingu Agreement, Xi’an TCH will repay the entire outstanding RMB 50 million loan principal amount plus interests at eighteen percent (18%) per annum and related fees (the “Loan”) to Jingu by December 16, 2011. Any default in payment by Xi’an TCH by such date, a penalty at the rate of twenty three percent (23%) per annum will be imposed on the unpaid amount.  Upon the execution of the Supplementary Agreement, Jingu Agreement and repayment of the Loan, Xi’an TCH’s obligations under the Trust Loan Agreement will be terminated and all the pledge and guarantee agreements ancillary to the Trust Loan Agreement shall be terminated and released.

In connection with the Supplementary Agreement, the Company, Xi’an TCH, Mr. Ku, Cinda and Kent International Industrial (Shenzhen) Limited (“Kent International”), an affiliate of Cinda also entered into an Agreement on Oversea’s Financial Payment on December 9, 2011, pursuant to which Xi’an TCH will make the two RMB 25 million payments to Kent International before December 31, 2011 and November 30, 2012 respectively if the Company cannot acquire equivalent U.S. dollar currency to pay back the note to Cinda after its best efforts. If the Company is able to acquire U.S. dollar currency to repay the Cinda note within one year of their due dates under Supplementary Agreement, it shall wire the dollar payment to Cinda and Kent International shall return the equivalent RMB to Xi’an TCH  at the exchange rate of the middle rate published by the People’s Bank of China on the date when Cinda receives such dollar payment.    Shanghai TCH Energy Technology Co., Ltd. (the “Shanghai TCH), a wholly-owned subsidiary of the Company and Mr. Ku will provide joint liability guarantees to Kent International for payment obligations of the Company and Xi’an TCH.  Shanghai TCH and Mr. Ku also entered into Guarantee Agreements with Kent International, respectively.

At the end of November, 2011,  Xi’an TCH reached an energy saving and emission reduction loan (the “Loan Agreement”) with Industrial Bank Co., Ltd., Xi’an Branch (the “Lender”) for its furnace gas comprehensive utilization and steam recycling for power generation project with Shanxi Datong Coal Group, whereby the Lender has agreed to loan RMB 130,000,000 (approximately $20,312,500) to Xi’an TCH for a term of 48 months (16 quarters) from the first take down of the loan, among which RMB 100,000,000 will be used on equipment and RMB 30,000,000 will be used on construction for the project.  The first 9 months (3 quarters) of the loan is the grace period with no repayment requirement. Xi’an TCH shall start to make repayment on the 28th day of the last month of each quarter after the grace period and each payment shall include the principal in no less than RMB 10,000,000 (approximately $1,562,500).  The Loan Agreement has a floating interest rate that resets each quarter at 115% of the national base interest rate (People’s Bank of China) for the same term and same level loan: presently at 7.05%  per annum. The Loan Agreement contains standard representations, warranties and covenants. Xi’an TCH provided a lien on its assets to the Lender and Mr. Ku provided personal joint liability guarantee for the loan.

The descriptions of the terms and conditions of the Supplemental Agreement,  the Jingu Agreement and the Loan Agreement are qualified in their entirety by the full text of such documents, each of which is attached hereto as an Exhibit.

Item 9.01          Financial Statements and Exhibits.

(d)             Exhibits.

Exhibit No.	Description of Document

10.1	Supplemental Agreement (Cinda)
10.2	Supplemental Agreement (Jingu)
10.3	Energy Saving and Emission Reduction Loan Agreement with Industrial Bank Co., Ltd., Xi’an Branch

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Recycling Energy Corporation

Date: December 15, 2011	/s/ David Chong
David Chong, Chief Financial Officer